Exhibit 99.5

Consent to be Named as a Director Nominee

Chijet Motor Company, Inc. (the “Company”) is filing a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement and any and all amendments and supplements thereto, as a member of the board of directors of the Company following the effective time of the business combination as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: December 16, 2022	/s/ Simon Pang
Name: Simon Pang